Bone Biologics Corporation

Non-Employee Director Compensation Policy

Adopted and effective on: [______], 2015

The Non-Employee Director Compensation Policy (the “Director Compensation Policy”) was adopted by the Board of Directors (the “Board”) of Bone Biologics Corporation (the “Company”) and became effective on [____], 2015 (the “Effective Date”). The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Each member of the Board who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Director Compensation Policy for his or her Board service following the Effective Date.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Commencing at the beginning of the first calendar quarter following the Effective Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Non-Employee Directors other than the Board Chair: $25,000

b.	Non-Employee Director who is the Board Chair: $35,000

2.	Annual Committee Chair Service Retainer (in addition to Annual Board Service Retainer):

a.	Chairman of the Audit Committee: $5,000

b.	Chairman of the Compensation Committee: $5,000

c.	Chairman of the Corporate Governance Committee: $5,000

Equity Compensation

Equity awards will be granted under the Company’s 2015 Equity Incentive Plan or any successor equity incentive plan (the “Plan”). All stock options granted under this Director Compensation Policy will be Nonstatutory Stock Options (as defined in the Plan), with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company (“Common Stock”) on the date of grant.

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(a) Automatic Equity Grants.

(i) Initial Grant for New Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted a Nonstatutory Stock Option to purchase 50,000 shares of Common Stock (the “Initial Grant”), regardless of when such person is elected or appointed to the Board. Each Initial Grant will fully vest on the date of the annual meeting of the stockholders of the Company (“Annual Meeting”) next following the Initial Grant.

(ii) Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting following the Effective Date, each person who is then a Non-Employee Director will automatically be granted a Nonstatutory Stock Option to purchase a number of shares of Common Stock having an Option Value (calculated on the date of grant) of $50,000 (the “Annual Grant”). Each Annual Grant will vest in a series of four (4) successive equal quarterly installments over the one-year period measured from the date of grant.

(iii) Pro-rated Annual Grant. If a person is elected or appointed to the Board at a time other than at the annual shareholder meeting, then on the date of such election or appointment, the person will be automatically, and without further action by the Board, granted an Annual Grant covering a pro-rated number of shares of Common Stock (the “Pro-rated Annual Grant”). The Pro-rated Annual Grant will be for the number of shares of Common Stock equal to the product of (x) the number of shares of Common Stock having an Option Value of $50,000 and (y) the Applicable Fraction, rounded down to the nearest whole share. The Applicable Fraction means a fraction with (a) a numerator equal to the number of days between the date of the person’s initial election or appointment to the Board and the date which is the first anniversary of the date of the most recent annual shareholder meeting occurring before the person is elected or appointed to the Board, and (b) a denominator equal to 365. For example, if the last annual shareholder meeting was held on June 1, 2015, and a person is appointed to the Board for the first time on August 1, 2015, the Applicable Fraction would be 304/365. The vesting commencement date of the Pro-rated Annual Grant will be the date of the most recent annual shareholder meeting occurring before the person is elected or appointed to the Board. For example, if the last annual shareholder meeting was held on June 1, 2015, and a person is appointed to the Board for the first time on August 1, 2015, the Annual Grant will fully vest on June 1, 2016.

(b) Vesting; Change of Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the effective time of a “Change of Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the effective time of such Change of Control.

(c) Calculation of Option Value. The “Option Value” of a stock option to be granted under this policy will be determined using the same method that the Company uses to calculate the grant-date fair value of stock options in its financial statements.

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(d) Remaining Terms. The remaining terms and conditions of each stock option, including transferability, will be as set forth in the Company’s standard Option Agreement, in the form adopted from time to time by the Board.

Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Additional Terms/Acknowledgements

The undersigned acknowledges receipt of, and understands and agrees to, this Director Compensation Policy. The undersigned acknowledges and agrees that this Director Compensation Policy may not be modified, amended or revised except as provided in the Compensation Policy. The undersigned further acknowledges that as of the Effective Date, this Director Compensation Policy set forth the entire understanding between the undersigned and the Company regarding his or her compensation as a Non-Employee Director and supersedes all prior oral and written agreements, promises and/or representations on that subject.

Bone Biologics Corporation		Non-Employee Director:

By:
	Signature		Signature
Title:		Date:

Date:

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